EXHIBIT 21

Subsidiaries of the Registrant

Parent

Cavalry Bancorp, Inc.

Subsidiaries (a)	Percentage of Ownership	Jurisdiction or State of Incorporation

Cavalry Banking	100%	Tennessee

Miller & Loughry Insurance and Services, Inc. (b)	100%	Tennessee

Cavalry Enterprises, Inc. (c)	100%	Tennessee

(a)	The operations of the Company's wholly owned subsidiaries are included in the Company's Financial Statements contained in Item 8 of this Form 10-K.
(b)	Miller & Loughry Insurance and Services, Inc. is wholly owned by the subsidiary Cavalry Banking. The Bank's investment is not material.
(c)	Cavalry Enterprises, Inc. is wholly owned by the subsidiary Cavalry Banking and is currently inactive and unfunded.